Exhibit 99.3

Royal Gold Announces Ore Reserves and Mineralized Material(1) Associated with its Interests

DENVER, COLORADO.  APRIL 30, 2015:  ROYAL GOLD, INC. (NASDAQ: RGLD; TSX: RGL), is announcing updated estimates for ore reserves and mineralized material(1) as of December 31, 2014.  These figures are provided by the operators, or obtained by Royal Gold through publicly available information, for properties on which the Company holds royalties, streams and similar interests.

At the end of calendar 2014, precious metals reserves on properties subject to the Company’s interests were approximately 73.7 million ounces of gold and 764.0 million ounces of silver.  This compares to reserves of approximately 78.4 million ounces of gold and 824.4 million ounces of silver estimated as of December 31, 2013.

After applying the Company’s interests to the reserves noted above, net gold reserves(2) attributable to Royal Gold totaled approximately 5.1 million ounces, compared with 5.3 million ounces at year-end 2013.  On a gold equivalent basis, using a ratio of approximately 50:1 of silver to gold, precious metals reserves attributable to Royal Gold totaled approximately 5.3 million ounces, on a net reserve basis, compared with 5.6 million ounces for the same period ended 2013.  The reserve reductions were primarily due to depletion.

The complete Royalty/Metal Stream Portfolio, which includes the ore reserves and mineralized material(1) subject to the Company’s interests on producing and development properties, can be found on our website.

For further information about our royalties, metal streams and similar interests, please see our Annual Report on Form 10-K, as well as our other public reports.

(1)         The U.S. Securities and Exchange Commission does not recognize this term.  Mineralized material is not part of proven and probable reserves and may never be converted into reserves.

(2)         Net gold reserves are calculated net of per ounce payments for the Company’s gold streams, such as Mount Milligan.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  The Company owns interests on 196 properties on six continents, including interests on 38 producing mines and 23 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding reserves and additional mineralization estimates provided by the operators or obtained by Royal Gold through publicly available information; the sliding-scale features of our royalty structure at certain of our properties; and estimates of commencement of production at projects in development.  Net gold and metal reserves attributable to Royal Gold’s royalty, stream and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced.  Like any royalty, stream or similar interest on a non-producing or not-yet-in-development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies, and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments.  In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Factors that could cause actual results to differ materially include, among others, changes in precious metals prices, performance of and production at our royalty and stream properties, decisions and activities of the operators of our royalty and stream properties, mine completion, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, and future financial needs of our operators, as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.